Exhibit 99.1

Uranium Resources Announces Results of Rights Offering

LEWISVILLE, Texas--(BUSINESS WIRE)--March 1, 2013--Uranium Resources, Inc. (NASDAQ: URRE) (URI) announced today the preliminary results of its non-transferable rights offering, which expired at 5:00pm ET on February 27, 2013. The Company estimates it will receive gross proceeds of approximately $8.7 million, before expenses, from the shareholder rights offering, which is to be used to satisfy a $5.0 million bridge loan and for general working capital.

The rights offering is expected to result in the issuance of 3.4 million additional shares of URI common stock, which would represent approximately 67% of the maximum number of common shares available under the rights offering. The results are based upon the subscription for shares received, and remain subject to receipt of final subscription agreements for such shares in accordance with the terms and conditions of the rights offering.

As part of the rights offering, Resource Capital Fund V L.P. (“RCF”) exercised rights to purchase approximately 1.9 million shares of URI common stock pursuant to the previously-announced standby purchase agreement between URI and RCF. RCF will satisfy its $5.0 million subscription by offsetting the purchase against $5.0 million in borrowings owed to it by URI under a bridge loan agreement. Excluding such amount, the Company estimates that it will receive net proceeds from the rights offering of approximately $3.7 million.

URI expects that the rights offering will close on March 5, 2013 to accommodate those who exercised their rights using guaranteed delivery procedures. The Company intends to mail new common shares acquired through the rights offering to registered subscribers within 3 business days of the scheduled closing of the offering. Shareholders participating in the over-subscription privilege will be notified individually as to their proportionate allocation of over-subscription shares after the results have been determined.

This news release does not constitute an offer of any securities for sale or a solicitation of an offer to buy any securities.

About Uranium Resources, Inc.

Uranium Resources Inc. explores for, develops and mines uranium. Since its incorporation in 1977, URI has produced over 8 million pounds of uranium by in-situ recovery (ISR) methods in the state of Texas. URI has over 206,600 acres of uranium mineral holdings and 152.9 million pounds of in-place mineralized uranium material in New Mexico and an NRC license to produce up to 1 million pounds of uranium per year. URI has an additional 1.3 million pounds of in-place mineralized uranium material in Texas and South Dakota. The Company acquired these properties over the past 20 years along with an extensive information database of historic drill hole logs, assay certificates, maps and technical reports.

Uranium Resources routinely posts news and other information about the Company on its website at www.uraniumresources.com.

Safe Harbor Statement

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects,” “estimates,” “projects,” “anticipates,” “believes,” “could,” and other similar words. All statements addressing operating performance, events, or developments that the Company expects or anticipates will occur in the future, including but not limited to statements relating to the estimated proceeds and anticipated use of proceeds from the Company’s rights offering, the level of participation in the rights offering and the anticipated delivery date of shares purchased in the rights offering. Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties include, but are not limited to, the finalization of receipt of funds, the success of the current rights offering to raise additional capital and our ability to raise additional capital in the future, spot price and long-term contract price of uranium, the outcome of negotiations with the Navajo Nation, the Company’s ability to reach agreements with current royalty holders, weather conditions, operating conditions at the Company’s mining projects, government and tribal regulation of the mining industry and the nuclear power industry, world-wide uranium supply and demand, availability of capital, timely receipt of mining and other permits from regulatory agents, maintaining sufficient financial assurance in the form of sufficiently collateralized surety instruments and other factors which are more fully described in the Company’s documents filed with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should any of the Company’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on the Company’s forward-looking statements. Except as required by law, the Company disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this news release.

CONTACT:
Investor:
Kei Advisors LLC
Deborah K. Pawlowski, 716-843-3908
dpawlowski@keiadvisors.com
or
Media:
Uranium Resources, Inc.
Mat Lueras, 505-269-8317
Vice President, Corporate Development
mlueras@uraniumresources.com